EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-18935, 333-18883, 333-18885, 333-30841, 333-30211, 333-31895, 333-84751, 333-40914, 333-48116, 333-60862, 333-116421, 333-116423, and 333-135446 on Forms S-8 of our reports dated March 5, 2009, relating to the financial statements and financial statement schedule of Spherion Corporation and the effectiveness of Spherion Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spherion Corporation for the year ended December 28, 2008.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 5, 2009